                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                        Duramed Pharmaceuticals, Inc.
________________________________________________________________________________
               (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)   Title of each class of securities to which transaction applies:

             _________________________________________________________________

        2)   Aggregate number of securities to which transaction applies:

             _________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             _________________________________________________________________

        4)   Proposed maximum aggregate value of transaction:

             _________________________________________________________________

        5)   Total Fee Paid:

             _________________________________________________________________

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             _________________________________________________________________

         2)  Form, Schedule or Registration Statement No.:

             _________________________________________________________________

         3)  Filing Party:

             _________________________________________________________________

         4)  Date Filed:

             _________________________________________________________________

                         DURAMED PHARMACEUTICALS, INC.
                                5040 LESTER ROAD
                            CINCINNATI, OHIO  45213

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         We are pleased to invite you to attend the Annual Meeting of Stockholders of Duramed Pharmaceuticals, Inc., to be held at the Holiday Inn, 1717 Airport Exchange Boulevard, Erlanger, Kentucky 41018 at 9:00 a.m. (EDT), on May 19, 1995 for the purpose of considering and acting upon the following:

1.       The election of five directors of the Company.

2. The amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $.0l par value, from 20,000,000 to 50,000,000 shares.

3. The ratification of Ernst & Young as auditors of the Company for the fiscal year ending December 31, 1995.

4.       Such other matters as may properly come before the meeting.

         Only stockholders of record at the close of business on March 24, 1995 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

                                        By Order of The Board of Directors


                                        E. THOMAS ARINGTON
                                        President and Chief Executive Officer

Cincinnati, Ohio
April __, 1995


         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

                         DURAMED PHARMACEUTICALS, INC.
                                5040 LESTER ROAD
                            CINCINNATI, OHIO  45213
                                 (513) 731-9900


                                PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Duramed Pharmaceuticals, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 19, 1995. This Proxy Statement and the accompanying Proxy card are first being mailed to stockholders of the Company on or about April __, 1995.



                         OUTSTANDING VOTING SECURITIES


         The number of voting securities of the Company outstanding on March 24, 1995, the record date for the meeting, was _________ shares of common stock, $.01 par value, all of one class and each entitled to one vote, owned by approximately _____ stockholders of record. A list of stockholders of the Company may be examined at the offices of the Company at the address given above.



                               PROXIES AND VOTING


         The persons named as proxies were selected by the Board of Directors of the Company and are directors or officers of the Company.

         When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as specified at the meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot. There are no rights of appraisal or similar rights of dissenting stockholders with respect to any matter to be acted upon at the meeting.

         The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and telegraph. Banks, brokerage houses and other custodians, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to their principals and in obtaining authorizations for the execution of the proxies.

         In accordance with the General Corporation Law of the State of Delaware, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting will be sufficient for the election of directors. Generally, other matters are determined by the affirmative vote of a majority of the shares present in person or represented by proxy, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares; however, adoption of the proposed amendment to the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of two-thirds of the Company's outstanding shares and, in this case, abstentions and broker non-votes will have the effect of votes against the proposal. Votes at the meeting will be tabulated by financial management employees of the Company. The Company has not established a procedure for confidential voting.

                             THE BOARD OF DIRECTORS


         Pursuant to the Delaware General Corporation Law, as implemented by the Company's Certificate of Incorporation and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors.

         Directors of the Company are elected at the Annual Meeting of Stockholders. Currently there are five directors, and the Board of Directors recommends that the current five directors be reelected. The persons described below have been nominated for election as directors to serve until the Annual Meeting in 1996 or until their successors are elected and qualified. The Company's common stock has no cumulative voting rights.

         At the present time it is intended that proxies received by management of the Company which contain no instructions to the contrary will be voted for the nominees listed below. Management does not contemplate that any nominee will be unable to serve but, if that contingency should occur, the persons named as proxies reserve the right to substitute another person of their choice as a director when voting at the Annual Meeting.

         Set forth below is certain information with respect to each nominee.

         E. THOMAS ARINGTON, age 58. Mr. Arington became the Company's President and Chief Executive Officer in October 1987. He became a director of the Company in December 1987 and its Chairman of the Board in May 1988. Prior to joining the Company, he was President of MarketMaster, Inc., a health care consulting firm which since September 1984 had engaged exclusively in marketing the Company's products. MarketMaster, Inc. was acquired by the Company in December 1987.

         GEORGE W. BAUGHMAN, age 57. Mr. Baughman was elected a director of the Company in April 1989. Mr. Baughman has been President and Chairman of Advanced Research Associates, a consulting firm specializing in information systems and technology and in financial analysis and planning, for more than the past five years. He was employed by The Ohio State University for twenty-five years, retiring as Director of Special Projects, Office of President.

         DOANE F. DARLING, age 60. Mr. Darling has been a director of the Company since May 1988 and has been Senior Vice-President, Corporate Planning since April 1, 1994. From 1989 through March 1994 he was Vice President, Corporate Planning of the Company. For more than five years prior to 1989 he was President and Chairman of Cedar Hill Associates Inc., a marketing-oriented management consulting firm located in Worthington, Ohio.

         STANLEY L. MORGAN, age 77. Mr. Morgan was elected a director of the Company in April 1989. Mr. Morgan is the retired Executive Vice President of Ben Venue Laboratories, Inc., a leading pharmaceutical manufacturer of sterile dosage forms and bulk pharmaceutical products. He served Ben Venue in many capacities including Chief Administrative Officer, Chief Engineer and Executive Director of Research and Development. Since retirement he has been a consultant to the pharmaceutical industry.

         S. SUNDARARAMAN, age 58. Mr. Sundararaman is the Company's Secretary and has been a director of the Company since 1982. Mr. Sundararaman is Manager, Automation Marketing, USA for Lufthansa German Airlines and has been with that company since 1961.

         MEETINGS; COMMITTEES OF THE BOARD.   The Board of Directors held seven
meetings in 1994. The Board of Directors has an Audit Committee composed of Messrs. Baughman (Chairman), Morgan and Sundararaman. The Audit Committee deals with financial reporting and control of the Company's assets. The Committee met one time during 1994. The Board has a Compensation Committee consisting of Messrs. Sundararaman (Chairman), Morgan and Baughman. The Compensation Committee has responsibility for making recommendations to the full Board concerning all matters dealing with officers' compensation and fringe benefits. The Committee met seven times during 1994. The Board does
not have a nominating committee.   Each incumbent director attended more than
seventy five percent of the aggregate of all meetings of the Board of Directors which he was eligible to attend and all meetings of committees upon which he served during 1994.

         COMPENSATION OF DIRECTORS. During 1994, nonemployee directors of the Company received an annual fee of $6,000, fees of $1,200 for each Board meeting attended, plus reimbursement of expenses, and fees of $500 for each Board meeting held by conference telephone. Committee meeting fees are paid at the same rates as fees for Board meetings; however, no fees are paid for committee meetings held on the same dates as Board meetings. Effective January 1, 1995, the annual fee was increased to $10,000. No fees are paid to directors who are also employees of the Company. Each nonemployee director also is annually awarded nondiscretionary options to purchase 5,000 shares of the Company's common stock and is reimbursed by the Company for up to $7,500 per year in legal and financial consulting expenses.



               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION


         The Board of Directors has unanimously declared it advisable that an amendment to the Company's Restated Certificate of Incorporation be adopted increasing the number of authorized shares of common stock from the current 20,000,000 shares to 50,000,000 shares. The number of authorized shares of preferred stock will not be changed. As of _____________, 1994 there were ___________ shares of common stock outstanding; an additional __________ shares were reserved for issuance upon the exercise of outstanding options and warrants and in the event of the conversion of the Company's outstanding Series B Non-Voting Convertible Preferred Stock. Therefore, at present, __________ shares are available for future issuance. If the proposed increase is authorized, __________ shares will be available for future issuance.

         The purpose of increasing the number of authorized shares of common stock is to provide additional shares which could be issued for corporate purposes without further stockholder approval unless required by applicable law or regulation. Such purposes could include payment of stock dividends, subdivision of outstanding shares through stock splits, and effecting future acquisitions of other businesses or meeting requirements for working capital or capital expenditures through the issuance of additional shares. At present, no such transactions are planned by the Company.

         The increase in authorized shares will allow the Board of Directors to issue additional shares if appropriate opportunities should arise without the time delay involved in obtaining stockholder approval. To the extent that any additional shares (or securities convertible into common stock) may be issued on other than a pro rata basis to current stockholders, the present ownership position of current stockholders may be diluted.

         In addition, if another party should seek to acquire or take over control of the Company, and the Company's Board of Directors does not believe such transaction is in the best interest of the Company and its stockholders, some or all of the newly authorized shares could be issued to another party to try to block such transaction. In this connection, the Company's Restated Certificate of Incorporation contains special voting requirements for approval of business combination transactions unless certain conditions are met;

these provisions are designed to encourage parties seeking to acquire, merge with or take over control of the Company to negotiate the proposed transaction with the Board of Directors.

         The Company also has issued and outstanding Rights to purchase Preferred Stock of the Company that contain provisions that could have anti-takeover effects. Each Right entitles stockholders to buy one one-hundredth newly issued share of the Company's Series A Preferred Stock at an exercise price of $80.00 (which price is subject to adjustment in the event of changes in the Company's capitalization). The Rights will be exercisable only if a person or group acquires 20% or more of the Company's common stock, announces a tender offer or exchange offer for 30% or more of the common stock or is declared an "Adverse Person" (based on factors described in the Rights Agreement) by the Company's Board of Directors with the concurrence of a majority of the Company's outside directors. The Rights also provide holders (other than an Acquiring Person or Adverse Person as defined in the Rights Agreement) with the right to purchase, in lieu of the Series A Preferred Stock, common shares of the Company (or, in certain circumstances, to receive cash, property or other securities of the Company) having a market value at that time of twice each Right's exercise price under certain circumstances where a person or group has acquired a 30% block of the Company's common stock or been declared an "Adverse Person." Depending upon circumstances, some or all of the shares authorized by the proposed increase could be issued pursuant to the Rights. Additionally, if the Company is acquired in a merger or other business combination, each Right will entitle its holder to purchase, in lieu of the Series A Preferred Stock, at the Right's exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

         Holders of shares of common stock have no preemptive rights and there are no rights of appraisal or similar rights of dissenting stockholders with respect to the proposed increase in the number of authorized shares of common stock.

         The Company's Board of Directors submits the following resolution containing the amendment for consideration by the Company's stockholders. The Board deems approval of the amendment to be advisable and recommends that stockholders vote in favor of its adoption. The affirmative vote of the holders of two-thirds of the Company's shares of common stock outstanding on the record date will be required for adoption. Abstentions and broker non-votes will have the effect of votes against the resolution.

                 RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by revising the first paragraph of the
         Article IV thereof, with no changes being made to the second and third paragraphs of said Article, so that as amended the first paragraph of said Article shall be and read as follows:

                 ARTICLE IV.  CAPITAL STOCK

                          The number of shares which the Corporation is
                 authorized to have is:

                          A. 50,000,000 shares of Common Stock, with a par value of $.01 per share and

                          B. 500,000 shares of Preferred Stock, with a par value of $.001 per share.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS. The current executive officers of the Company are as follows:

Name                                             Age             Title
- - ----                                             ---             -----
E. Thomas Arington                               58              Chairman of the Board, President and Chief Executive Officer

Doane F. Darling                                 60              Senior Vice President, Corporate Planning and Director

S. Sundararaman                                  58              Secretary and Director

Jeffrey T. Arington                              34              Senior Vice President, Marketing, Science and Operations

Timothy J. Holt                                  42              Senior Vice President, Finance and Administration, Treasurer and
                                                                 Chief Financial Officer

Ivan E. Pusecker                                 52              Vice President, Corporate Projects Administration

         Information about Messrs. E. Thomas Arington, Darling and Sundararaman is given above under "The Board of Directors." Information about the Company's other executive officers is given below:

         JEFFREY T. ARINGTON. Mr. Arington has been Senior Vice President, Marketing, Science and Operations since April 1, 1994. He served as Vice President, Sales and Marketing of the Company from 1989 through March 1994 and as Executive Director of Sales and Marketing from 1987 until 1989. From 1984 until 1987, he was employed by MarketMaster in a variety of executive positions. Jeffrey T. Arington is E. Thomas Arington's son.

         TIMOTHY J. HOLT. Mr. Holt has been Senior Vice President, Finance and Administration since April 1, 1994. He served as Vice President, Finance of the Company from 1985 through March 1994. Prior to joining the Company in 1985, Mr. Holt was Vice President-Finance and Chief Financial Officer of Vortec Corporation, a then publicly held company operating in the fields of specialty manufacturing and home health care equipment, and also held financial management positions with privately held companies including Eagle Software Publishing.

         IVAN E. PUSECKER. Mr. Pusecker has been Vice President, Corporate Projects Administration since April 1, 1994. He served as Vice President, Operations of the Company from 1989 through March 1994 and as Executive Director of Operations from 1987 until 1989. He was Vice President of Corporate Development of MarketMaster from 1986 to 1987 and served as President and Chief Executive Officer of McNivan Foods, Inc., a marketer of specialized nutritional supplements, from 1984 to 1986.

         Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

         SUMMARY INFORMATION. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company to (i) Mr. E. Thomas Arington and (ii) each of the Company's four most highly compensated executive officers other than Mr. Arington who were serving as executive officers at the end of 1994 and whose salary and bonus exceeded $100,000. Mr. Arington and these other executive officers are sometimes referred to hereafter as the "named executive officers."

                                         SUMMARY COMPENSATION TABLE

                                                                              Long Term
                                                                             Compensation
                                     Annual Compensation                        Awards
                             --------------------------------------------------------------
                                                                Other         Securities
                                                                Annual        Underlying
                                                               Compen-       Stock Option       All Other
         Name and                                   Bonus       sation          Grants        Compensation
    Principal Position       Year    Salary ($)      ($)        ($)(1)           (#)             ($)(2)
- - ----------------------------------------------------------------------------------------------------------
 E. Thomas Arington          1994    $400,000     $461,000       ---             95,158          $27,699
 Chief Executive Officer     1993     360,000      360,000       ---             ---              29,095
                             1992     360,000      125,000       ---          1,000,000           25,863

 Jeffrey T. Arington         1994    $137,885     $ 50,000       ---             ---             $ 3,883
 Senior Vice President       1993     118,896       25,000       ---             ---               1,231
                             1992      88,808       20,000       ---             60,000              ---

 Doane F. Darling            1994    $107,846     $ 30,000       ---             ---             $ 2,769
 Senior Vice President       1993      92,631       12,000       ---             ---                 739
                             1992      80,677       10,000       ---             40,000              ---

 Timothy J. Holt             1994    $137,885     $ 50,000       ---             ---             $ 4,115
 Senior Vice President       1993     116,350       25,000       ---             ---               1,463
 and Treasurer               1992     102,423       20,000       ---             60,000              648

 Ivan E. Pusecker            1994    $124,292     $ 40,000       ---             ---             $ 4,030
 Vice President              1993     116,350       12,000       ---             ---               1,753
                             1992     102,423       15,000       ---             60,000              698
- - ----------------------------

(1)      None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(2)      Amounts disclosed for 1994 are comprised of the following:  (i) term life insurance premium payments for the benefit of
         Mr. E. Thomas Arington ($20,304), Mr. Jeffrey T. Arington ($308), Mr. Holt ($540) and Mr. Pusecker ($830); (ii) disability insurance premium payments for Mr. E. Thomas Arington ($5,544); and (iii) matching contributions to the Company's 401(k)
         Plan on behalf of Mr. E. Thomas Arington ($1,851), Mr. Jeffrey T. Arington ($3,575), Mr. Darling ($2,769), Mr. Holt
         ($3,575) and Mr. Pusecker ($3,200) in respect of their contributions to the Plan.

         STOCK OPTIONS. The Company has two existing plans pursuant to which options for shares of common stock may be granted to employees: the 1986 Stock Option Plan and the 1988 Stock Option Plan. Neither of the Plans provides for the grant of stock appreciation rights ("SARs").


                                     OPTION GRANTS IN LAST FISCAL YEAR

                               Individual Grants(1)
                          -------------------------------------------------------------------------------
                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                          % of Total                                Annual Rates of Stock
                                            Options       Exercise                    Price Appreciation
                             Options      Granted to       or Base                     for Option Term
                             Granted     Employees in       Price       Expiration    -------------------
           Name                (#)        Fiscal Year      ($/Sh)         Date        5% ($)      10% ($)
- - ---------------------------------------------------------------------------------------------------------
 E. Thomas Arington          95,158          100%          $5.875        3/4/02      $273,579    $658,969
 Jeffrey T. Arington           ---            ---            ---           ---         ---          ---
 Doane F. Darling              ---            ---            ---           ---         ---          ---
 Timothy J. Holt               ---            ---            ---           ---         ---          ---
 Ivan E. Pusecker              ---            ---            ---           ---         ---          ---

(1)      Mr. Arington's option was granted on January 3, 1994 as a "reload" option, with the number of shares covered by the option being equal to the number of previously-owned shares surrendered by him in payment of the exercise price for an option (the
         "Original Option") simultaneously being  exercised by him.  The "reload" option has an exercise price equal to the fair market value of the Company's common stock on the date of exercise of the Original Option and expires on the expiration date of the Original Option.  The "reload" option vested on June 3, 1994.  Under the Company's plans, the exercise price of options may be paid in cash or, if permitted by the Compensation Committee, by the transfer of shares of the Company's common stock valued at their fair market value on the date of exercise.  Each option becomes exercisable in full (i) if any person becomes, or commences a tender offer which could result in the person becoming, the beneficial owner of more than
         50% of the outstanding shares of the Company's common stock or (ii) in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.  Under certain change-of-control circumstances, an optionee will be entitled to receive a cash payment equal to the difference between the
         "fair value" of all unexercised option shares and the aggregate option price of those shares.


         With respect to each named executive officer, the following table sets forth information concerning option exercises during 1994 and unexercised options held at December 31, 1994.

                                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                              AND FY-END OPTION VALUES


                                                                        Number of
                                                                        Securities
                                             Value Realized ($)         Underlying        Value of Unexercised In-
                                                                    Unexercised Options   the-Money Options at FY-
                                                                       at FY-End (#)               End ($)
                                              (Market Price on
                          Shares Acquired       Exercise Less          Exercisable/             Exercisable/
          Name            on Exercise (#)      Exercise Price)        Unexercisable             Unexercisable
- - ----------------------------------------------------------------------------------------------------------------
 E. Thomas Arington           500,000            $2,372,500               849,843/0          $     11,013,186/$0
 Jeffrey T. Arington            ---                  ---               99,001/4,000          $ 1,336,963/$57,000
 Doane F. Darling               7,833            $   51,365                57,834/0          $        767,117/$0
 Timothy J. Holt               25,000            $  118,625            77,134/1,200          $ 1,033,317/$17,100
 Ivan E. Pusecker               ---                  ---              102,800/1,200          $ 1,290,225/$17,100


         EMPLOYMENT AGREEMENT. On March 30, 1994, the Company entered into an Amended and Restated Employment Agreement (the "Agreement") with Mr. E. Thomas Arington, which restated and amended Mr. Arington's prior agreement with the Company. The initial term of the Agreement continues until December 31, 1998, subject to automatic annual extensions if notice of termination is not given by either party prior to specified dates. The effect of the Agreement is to provide for an initial five year employment term, with subsequent "rolling three year" minimum terms. The Agreement may be amended by agreement between the Compensation Committee of the Board of Directors and Mr. Arington.

         Under the Agreement, Mr. Arington is to receive a salary in an amount to be set by the Compensation Committee, but not less than $33,333.00 per month. For 1994, the salary was set at that amount; for 1995, the salary has been set at $36,000.00 per month. In addition, the Agreement entitles Mr. Arington to receive for each of the years 1994 through 1998 a separate annual bonus equal to the following percentages of the Company's income before taxes:
8% for 1994; 7% for 1995; 6% for 1996; and 5% for each of 1997 and 1998.  After
1998, a bonus will be paid in such a manner and amount as the Compensation Committee might at that time determine. This incentive compensation arrangement was approved by the Company's stockholders at the 1994 Annual Meeting of Stockholders.

         The Agreement also provides for life and disability insurance and for certain other customary benefits. Options to purchase 254,685 shares of common stock of the Company granted to Mr. Arington under his prior Agreement are continued by the new Agreement. If Mr. Arington's employment is voluntarily terminated by him, or if he is terminated by the Company with cause, the Agreement provides that he will not compete with the Company for a period of one year after termination.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

         Executive Compensation Policies. The Company's executive compensation consists of three components: annual salaries, annual bonuses and stock option grants.

         As described in more detail in the Company's Annual Report to Stockholders for 1994, in a proactive response to various regulatory, industry-wide and Company-specific issues, the Company in late 1990 voluntarily suspended shipments of all its products and subsequently voluntarily surrendered all but two of its drug approvals. Thereafter, the Company's efforts were focused necessarily on a survival and recovery plan. Through execution of this plan, the Company returned to profitable operations in 1993 and enjoyed increased profitability in 1994.

         The Company's policies on executive compensation have reflected the Company's history since 1990. These policies have been designed to retain the services of competent and talented managers, and to obtain the services of additional individuals of similar calibre, during a very difficult period. To that end, a significant component of executive compensation has been stock option grants, which serve to align closely the interests of management with those of stockholders. Salary and bonus levels were affected by the cash flow difficulties faced by the Company during the period 1990 to 1993 and, in the case of the Company's Chief Executive Officer, payment of portions of salary and bonus has been deferred from time to time until the Company's cash flow situation improved.

         During late 1993, the Compensation Committee established target ranges of total cash compensation for 1994 for different levels of management of the Company. The ranges of target total cash compensation were based upon the Compensation Committee's subjective judgment as appropriate to meet the policies on executive compensation described in the preceding paragraph. For the Company's named executive officers, other than its Chief Executive Officer, the target range included base salary and a performance bonus of up to 50% of base salary. Salary and bonus actually paid to the named executive officers, other than the Chief Executive Officer, for 1994 was somewhat below the target range.

         Annual Salaries. The annual salary of the Company's Chief Executive Officer is established pursuant to the terms of an Employment Agreement with the Company which was initially entered into in 1987 and amended as of March 30, 1994. Prior to its amendment during 1994, the Employment Agreement had provided for a minimum salary of $20,000 per month and the salary had been set by the Compensation Committee at $30,000 per month for each of 1992 and 1993. Under the Amended Employment Agreement, the Chief Executive Officer is to receive a salary in an amount to be set by the Compensation Committee, but not less than $33,333.00 per month. For 1994, the salary was set at that amount. The base salary provisions of the Amended Employment Agreement were approved by the Compensation Committee after consideration of a number of factors described in the Proxy Statement for the 1994 Annual Meeting of Stockholders. These factors, which were applied in a subjective manner, included the substantially improved operating results of the Company during 1993, the view of the Compensation Committee that the improvements in such results, as well as the Company's very survival over the preceding few years and its improved prospects for the future, were due in large part to the efforts of the Company's Chief Executive Officer, and the Compensation Committee's desire to ensure the continued services of the Company's Chief Executive Officer.

         Annual salaries for 1994 for executive officers other than the Chief Executive Officer were established by the Company's Chief Executive Officer, taking into consideration the target levels for total cash compensation established by the Compensation Committee, and were based upon factors which are typically subjective, such as his perception of the individual officer's performance, value to the Company, responsibility assumed, potential for assumption of increased responsibility, and salary level needed to retain the services of the individual. The Company's profitability and the market value of its stock were considered in a subjective manner in establishing executive officers' base salaries for 1994, but were not a substantial factor in such determination.

         Annual Bonuses. The Company pays annual bonuses to its executive officers. The bonus paid to the Company's Chief Executive Officer is established by his Employment Agreement at an amount equal to the following percentages of the Company's income before taxes: For 1994, 8%; for 1995, 7%; for 1996, 6%; and for each of 1997 and 1998, 5%. This incentive bonus arrangement was approved by the Company's stockholders at the 1994 Annual Meeting. Bonuses paid to other executive officers for 1994 were determined by the Company's Chief Executive Officer in consideration of the target levels for total cash compensation established by the Compensation Committee. The Chief Executive Officer's recommendation was subjective in nature and was based upon the factors outlined above under "Annual Salaries." The determination of bonuses for 1994 for the Company's executive officers other than the Chief Executive Officer did involve a subjective consideration of the Company's level of profitability during 1994 and the increase in the market value of the Company's common stock during 1994.

         Stock Option Grants. Since the end of 1990, the Company has relied heavily upon significant grants of stock options for the purpose of providing incentives to management. These stock option grants have, in the view of the Compensation Committee, been the principal factor in enabling the Company to retain and build a competent management team in the face of the Company's past financial difficulties. The option grants not only provide incentives to the Company's executive officers, but also, in the Compensation Committee's view, serve to align directly the interests of such individuals with the interests of the Company's stockholders. In all, options to purchase _____ shares of common stock have been granted under the Company's stock option plans. The majority of these stock option grants were made during the period from 1991 through 1993. Each of these plans has been approved by the Company's stockholders.

         The Company's stock option plans are administered by the Compensation Committee, which, among other things, determines the size of grants to be made to individual employees of the Company. This determination has been made on a subjective basis, taking into account such factors as the employee's level of performance and responsibility and the loss which would be suffered by the Company if the employee were to leave the Company's employ. With respect to individuals other than the Company's Chief Executive Officer, the Compensation Committee also considers the recommendations of the Chief Executive Officer which are based on the same subjective factors described above. In making these determinations, the Compensation Committee did consider the cash compensation received by recipients and the amount and terms of options already held by the recipients. Although stock option grants are not based upon objective performance criteria, the practical value of the option grants depends upon the performance of the Company's common stock after the date of grant.

         During 1994, only one option grant was made to any of the named executive officers. This was the grant of a "reload" option to purchase 95,158 shares to the Company's Chief Executive Officer in connection with his exercise during 1994 of options to purchase 500,000 shares of common stock of the Company. The "reload" option gives the Chief Executive Officer an opportunity to replace shares of common stock surrendered by him in payment of the purchase price of his exercised options. The option was granted by the Compensation Committee based upon its continuing desire to increase the Chief Executive Officer's equity ownership in the Company, as described in the proxy statements for the 1993 and 1994 Annual Meetings of the Company's stockholders.

Compensation Committee:                               E. Thomas Arington
        S. Sundararaman, Chairman                     Chief Executive Officer
        George W. Baughman
        Stanley L. Morgan


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. As discussed above under "Report of the Compensation Committee on Executive Compensation," Mr. E. Thomas Arington, the Company's Chief Executive Officer, determined the 1994 salaries and bonuses of the Company's other named executive officers, taking into consideration the target range for total cash compensation established by the Compensation Committee.

         Certain indebtedness of the Company is guaranteed by Mr. Sundararaman, the Company's Secretary and the Chairman of the Compensation Committee, as well as by a former director and officer of the Company. As of December 31, 1994, the amount of outstanding indebtedness subject to these guarantees was approximately $1,230,985.


         PERFORMANCE GRAPH. The following graph and table compare, over the period shown, the cumulative total stockholder return of the Company's common stock to the cumulative total return of companies included in the Center for Research in Security Prices' Index for the Nasdaq Stock Market (U.S. Companies) and in a peer group index comprised of Nasdaq Pharmaceuticals Stocks (SIC 2830-2839 U.S.

& Foreign). In each case it is assumed that $100 was invested on December 31, 1989 and that all dividends were reinvested.


                                       1989        1990         1991        1992           1993       1994
- - --------------------------------------------------------------------------------------------------------------
  Duramed Pharmaceuticals (1)        $100.00     $ 10.16      $  9.37     $ 82.81        $131.25    $368.75
- - --------------------------------------------------------------------------------------------------------------
  Nasdaq Index                       $100.00     $ 84.92      $136.28     $158.58        $180.93    $176.91
- - --------------------------------------------------------------------------------------------------------------
  Nasdaq Pharmaceuticals, Inc.       $100.00     $119.95      $318.78     $265.53        $236.63    $178.40

(1)      The Company's common stock was delisted from the Nasdaq Stock Market in September 1991 and was relisted on September 19,
         1994.  Prices during the period from September 1991 to September 1994 are based on the averages of the bid and ask prices quoted on the OTC Bulletin Board; prices for other periods are based on the closing prices reported on the Nasdaq Stock
         Market.



                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS


         The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young, Certified Public Accountants, as independent auditors of the Company for the year 1995.

         Ernst & Young has served the Company since 1984. The Company has been informed that neither Ernst & Young nor any of its partners has any direct financial interest or any material indirect financial interest in the Company and during the past three years has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

         The Board of Directors recommends a vote "FOR" approval of Ernst &
Young.

         In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1995 will be permitted to stand unless the Board finds other good reasons for making a change. Representatives of Ernst & Young will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.



                              CERTAIN TRANSACTIONS


         Since 1988 the Company has marketed, and distributed under the Duramed label, substantially all prescription products for Invamed, Inc. ("Invamed"), a New Jersey-based generic drug manufacturer. The Company's market representation and distribution agreement with Invamed expired on December 31, 1994, and the arrangement is continuing subject to termination on 30-days' notice by either party. The Company has a separate agreement with Invamed pursuant to which it distributes the Invamed product, Cyclobenzaprine, and has other agreements with Invamed covering the development and, if Food and Drug Administration approval is received, manufacture by Invamed of Verapamil S.R., which will be marketed by the Company on a variable profit basis with Invamed. In connection with these arrangements, the

Company has granted Invamed options covering an aggregate of 435,000 shares of the Company's common stock and has agreed to grant Invamed options covering an additional 200,000 shares of common stock if specified conditions relating to the development and approval of Verapamil S.R. are met.



                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT


         The following table sets forth, as of March 1, 1995, certain information with regard to the beneficial ownership of the Company's common stock by (i) each of the Company's present stockholders known to hold more than 5% of the outstanding shares of common stock, (ii) each director and each executive officer named on the Summary Compensation Table, individually, and
(iii) all directors and executive officers of the Company as a group.

     Name                                              Beneficial Ownership
     ----                                         ------------------------------
                                                  Number Of Shares (1)   Percent
                                                  --------------------   -------
E. Thomas Arington                                    1,671,123            18.9%
5040 Lester Road
Cincinnati, OH  45213

George W. Baughman                                       68,500              *

Doane F. Darling                                         66,121              *

Stanley L. Morgan                                        67,000              *

S. Sundararaman                                                                %

Jeffrey T. Arington                                     125,531             1.6%

Timothy J. Holt                                         105,315             1.3%

Ivan E. Pusecker                                        103,334             1.3%

All directors and                                                              %
executive officers
as a group (8 persons)

Invamed, Inc.                                           435,000             5.2%
20 Dwight Place
Fairfield, New Jersey 07006


*Less than one percent.

- - ---------------

(1)    Excludes shares of common stock subject to options or warrants which cannot be exercised within 60 days after March 1, 1995.
       Includes options, warrants or arrangements to purchase the following numbers of shares:  Mr. E. Thomas Arington, 849,843 shares; Mr. Baughman, 32,000 shares;  Mr. Darling, 57,834 shares; Mr. Morgan, 17,000 shares; Mr. Sundararaman, 23,000 shares;





                                     - 12 -

          Mr. Jeffrey T. Arington, 99,001 shares; Mr. Holt, 77,134 shares; Mr. Pusecker, 102,800 shares; all directors and executive officers as a group, 1,258,612 shares; and Invamed, Inc., 435,000 shares.

          In addition to the shares listed above, The Provident Bank, One East Fourth Street, Cincinnati, Ohio (the "Bank"), owns 346,718 shares (4.3%) of the Company's common stock and 74,659 shares of the Company's Series B Non-Voting Convertible Preferred Stock (the "Series B Preferred Stock") which is convertible into 746,590 shares of common stock. Because of regulatory requirements, the Series B Preferred Stock may not be converted if, as a result, the Bank and certain of its affiliates would then own in excess of 5.0% of any class of the Company's voting capital stock, except that conversion is permitted immediately prior to and in conjunction with certain transactions involving the sale of the underlying common stock.



      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

          Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1994.



                           PROXY STATEMENT PROPOSALS


          Stockholder proposals will be considered for inclusion in the Proxy Statement for the 1996 Annual Meeting if they are received by the Company before the close of business on December __, 1995.



                                 OTHER BUSINESS


          The Company is not aware of any business or matter which may properly be presented at the meeting other than as discussed herein. However, if any other matters do come before the meeting, or an adjournment thereof, it is intended that the proxies will vote thereon in accordance with the recommendation of the Board of Directors.


STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K BY WRITING TO THE SENIOR VICE PRESIDENT, FINANCE AND ADMINISTRATION OF THE COMPANY AT THE COMPANY'S ADDRESS SHOWN ABOVE.

                         DURAMED PHARMACEUTICALS, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            PROXY FOR ANNUAL MEETING

             The undersigned hereby appoints E. Thomas Arington, and Doane F. Darling, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Duramed Pharmaceuticals, Inc. to be held at the Holiday Inn, 1717 Airport Exchange Boulevard, Erlanger, Kentucky 41018 on May 19, 1995, at 9:00 a.m.
(EDT), and at any adjournments thereof:

1. Election of E. Thomas Arington, George W. Baughman, Doane F. Darling, Stanley L. Morgan, and S. Sundararaman as directors.

/ / FOR all nominees;        / / WITHHELD from all nominees;    / / *EXCEPTIONS
                                                                    (as marked
                                                                    below).
For all nominees except as noted on line below:
*EXCEPTIONS___________________________________________________________________

2. / / FOR     / / AGAINST      / / ABSTAIN     on the proposal to amend the
                                                Company's Restated Certificate
                                                of Incorporation to increase
                                                the number of authorized
                                                shares of common stock from
                                                20,000,000 to 50,000,000 shares.

3. / / FOR     / / AGAINST      / / ABSTAIN     on the proposal to ratify the
                                                appointment of Ernst & Young
                                                as independent auditors.

4. Upon such other business as may properly come before the meeting.

   The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED "FOR" EACH OF THE PROPOSALS AND IN FAVOR OF THE NOMINEES LISTED ABOVE.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

   As to any other matter or if any of said nominees are not available for election, said attorneys shall vote in accordance with their best judgment.


   Please mark: I do / /      do not / /        plan to attend the meeting.

                                        Dated___________________________, 1995

                                        ________________________________________

                                        ________________________________________
                                           (Signature of Stockholder)

                                        IMPORTANT: Please date and sign exactly
                                        as name appears hereon.  If  shares are
                                        held jointly, each stockholder named
                                        should sign. Executors, administrators,
                                        trustees, etc. should so indicate when
                                        signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.